EXHIBIT 4.7

                             STOCK OPTION AGREEMENT

      AGREEMENT made as of November 15, 1996 by and between CADUS PHARMACEUTICAL CORPORATION (the "Corporation"), a Delaware corporation having offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591-8705, and
_____________________ ("Director"), residing at _____________________________.

                              W I T N E S S E T H:

      WHEREAS, Director desires to participate in the equity ownership of the Corporation and the Corporation desires to provide Director with an incentive to remain a director of the Corporation by granting to Director the right and option, subject to certain conditions, to purchase shares of the common stock, $.01 par value, of the Corporation (the "Common Stock");

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

      1. Grant of Stock Option.

            As an inducement to Director to continue to serve as a director of the Corporation, the Corporation hereby grants to Director the right and option (the "Option") to purchase from the Corporation Twelve Thousand (12,000) shares of Common Stock (the "Shares"), subject to adjustment as provided in Paragraph 7 hereof, on the terms and subject to the conditions hereinafter set forth.

      2. Purchase Price.

            Subject to adjustment as provided in Paragraph 7 hereof, the purchase price (the "Option Purchase Price") to be paid upon exercise of the Option shall be $6.75 per share.

      3. Exercisability of Option.

            (a) The Option shall be exercisable, on a cumulative basis, during a period of ten (10) years commencing from the date hereof and terminating at the close of business on November 14, 2006, as follows:

                  (i) up to 3,000 Shares subject to the Option may be purchased by Director after November 15, 1997;

                  (ii) up to an additional 3,000 Shares subject to the Option may be purchased by Director after November 15, 1998;

                  (iii) up to an additional 3,000 Shares subject to the Option may be purchased by Director after November 15, 1999; and

                  (iv) up to an additional 3,000 Shares subject to the Option may be purchased by Director after November 15, 2000.

            (b) The unexercised portion of the Option will automatically and without notice terminate and become null and void at the close of business on November 14, 2006. If, however, Director ceases to serve as a director of the Corporation before the close of business on November 14, 2006, the Option will terminate on the applicable date as described below; provided, however, that the Compensation Committee of the Board of Directors shall have the authority to accelerate the vesting schedule and/or extend the termination date and the time for exercise of all or any part of the Option in any such event; and provided further that none of the events described below shall extend the period of exercisability of the Option beyond the close of business on November 14, 2006:

                  (i) the date Director ceases serving as a director of the Corporation, if Director resigns or otherwise voluntarily ceases serving as a director of the Corporation or if Director is removed as a director of the Corporation for "cause" (as hereinafter defined);

                  (ii) the expiration of five (5) years after Director's death or his ceasing to serve as a director of the Corporation by reason of his "disability" (as hereinafter defined); or

                  (iii) the expiration of four (4) years from the date Director involuntarily ceases serving as a director of the Corporation by reason of his not being re-elected at an annual meeting of stockholders of the Corporation or the date Director is removed as a director of the Corporation without "cause".

            (c) For the purposes of this Agreement, the term "cause" shall mean the commission by Director of any material act of malfeasance, fraud, dishonesty, or breach of fiduciary duty against the Corporation or any unauthorized disclosure of confidential information by Director. The determination of cause by the Board of Directors of the Corporation shall be final and binding for all purposes.

            (d) For purposes of this Agreement, the term "disability" shall mean such physical or mental illness or incapacity or Director as shall (i) prevent Director from serving as a director of the Corporation and (ii) continue during any period of one hundred twenty (120) consecutive days or for periods aggregating one hundred eighty (180) days in any 365 day period.

      4. Exercise of Option.

            (a) The Option may be exercised by Director as to all or a portion of the Shares (but not as to a fractional share of Common Stock) as to which the Option has become exercisable, at any time within the applicable period specified in Paragraph 3 hereof, by the giving of written notice of the exercise thereof to the Corporation in the manner provided in Paragraph 14 hereof and substantially in the form annexed hereto as Exhibit A, which notice shall be accompanied by payment in full of the purchase price therefor by certified or bank cashier's or other acceptable check. Such exercise shall be effective upon receipt by the Corporation of such written notice and payment; and Director, to the extent permitted by law, shall be deemed the owner of the Shares being purchased as of the close of business on the date of such exercise and payment. The Corporation shall cause a certificate or certificates representing the Shares purchased to be delivered to Director within ten (10) days after the effective date of such exercise. Director agrees that such certificate or certificates shall bear such legend or legends as the Board of Directors of the Corporation, in its sole discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

            (b) In lieu of the check provided for in subparagraph 4(a) above, Director may, at his sole option and to the extent permitted by applicable law, pay for the purchase price of the Shares being purchased by the exercise of the Option, by delivering to the Corporation shares of Common Stock (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) owned by Director having a Fair Market Value (as hereinafter defined in subparagraph 4(c) hereof) equal to such purchase price. Director may elect to make such delivery to the Corporation of shares of Common Stock from Shares he is purchasing pursuant to his exercise of the Option by including such election in his notice of exercise.

            (c) The Fair Market Value of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

                  (i) If the Corporation's Common Stock is traded on an exchange or is quoted through the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

                  (ii) If the Corporation's Common Stock is not listed on an exchange or quoted on the NASDAQ National Market System but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

                  (iii) Except as provided in subparagraph 4(c)(iv) below, if the Corporation's Common Stock is not publicly traded, then as determined in good faith by the Corporation's Board of Directors upon a review of relevant factors.

                  (iv) If the Determination Date is the date of a liquidation, dissolution or winding up of the Corporation, then all amounts to be payable per share to holders of the Common Stock in the event of such liquidation, dissolution or winding up.

      5. Purchase for Investment.

            Director agrees that at the request of the Corporation and upon exercise of the Option, he shall execute and deliver to the Corporation a written statement, in form satisfactory to the Corporation, representing and warranting that he is purchasing the Shares for his own account, for investment only and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any of such Shares shall be made either pursuant to (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption Director shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption.

      6. Non-Transferability of Option.

            The Option shall not be transferable by Director other than by will or the laws of descent and distribution.

      7. Adjustment of Shares.

            If any change is made in the Shares deliverable upon exercise of the Option (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, spin-off, split-off, subdivision or combination of shares, exchange of shares, issuance of rights to subscribe, change in capital structure or similar event), such adjustments or substitutions shall be made by the Board of Directors of the Corporation in or for the Shares (including adjustments in the number of Shares and in the per share price of Shares subject to the Option) as the Board of Directors of the Corporation reasonably shall determine to be appropriate and equitable to prevent dilution or enlargement of Director's rights hereunder.

      8. Covenants of the Corporation.

            The Corporation hereby covenants and agrees that:

            (a) During the period within which the Option may be exercised, the Corporation shall at all times reserve and keep available by all necessary corporate action out of its shares of Common Stock for the purpose of issuance or transfer upon exercise of the Option the number of shares of Common Stock included in the Shares and such additional securities as may from time to time be deliverable hereunder. Such shares may be authorized but unissued shares, or may be shares held in the treasury of the Corporation or a combination thereof, at the option of the Corporation.

            (b) All shares which may be issued upon exercise of the Option or delivered pursuant to this Agreement will, upon issuance and payment therefor as provided herein, be validly issued, fully paid, nonassessable and free from all liens and charges with respect to the issue thereof.

      9. Representations and Warranties of the Corporation.

            The Corporation represents and warrants to Director as follows:

                  (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Corporation has all requisite legal and corporate power to execute this Agreement. The execution, delivery and performance by the Corporation of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Corporation.

                  (c) This Agreement has been duly executed by the Corporation and, assuming due and valid execution and delivery of the same by Director, constitutes the valid and legally binding obligation of the Corporation enforceable in accordance with its terms.

      10. No Fractional Shares.

            Upon the exercise of the Option, the Corporation shall not be required to issue any fractional shares or scrip certificates evidencing any fractional interest in shares. In any case where, pursuant to the terms of the Option, Director would be entitled, except for the provisions of this Paragraph 10, to receive a fractional share, the number of shares issuable upon such exercise shall be rounded to the next larger whole share if such fractional share interest is a major fraction; if such fractional share interest is not a major fraction, it shall be disregarded.

      11. "Lock-Up" Agreement.

            Director, if so requested by the Corporation and an underwriter of Common Stock or other securities of the Corporation, shall not sell, grant any option or right to buy or sell, or otherwise transfer or dispose of in any manner, whether in privately-negotiated or open-market transactions, any Shares held by him or which he has the right to acquire during the 180-day period following the effective date of a registration statement of the Corporation filed with the Securities and Exchange Commission in connection with such offering or such shorter period as such underwriter shall have advised the Corporation in writing is adequate to permit the successful and orderly distribution of the Common Stock or such other securities; provided, however, that such "lock-up" agreement shall be in writing and in form and substance satisfactory to the Corporation and such underwriter. The Corporation may impose stop-transfer instructions with respect to the Shares subject to the foregoing restrictions until the end of said 180-day period. This Paragraph 11 shall survive the termination or exercise of the Option.

      12. Entire Agreement Amendments.

            This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement supersedes and cancels all prior agreements between the parties, whether written or oral, with respect to the subject matter hereof. No alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to a written instrument signed by all of the parties hereto.

      13. Applicable Law.

            This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

      14. Notices.

            All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class, postage prepaid, certified mail, return receipt requested, to the other party at its address as set forth at the beginning of this Agreement or as either of the parties may designate in conformity with the foregoing.

      15. Paragraph Headings.

            The paragraph headings set forth in this Agreement are for reference purposes only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement.

      16. Successors and Assigns.

            This Agreement shall not be assignable by Director, but the rights hereunder may be transferred as described in Paragraph 6 hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Director, the Corporation, the heirs and personal representatives of Director and the successors and assigns of the Corporation.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                   CADUS PHARMACEUTICAL CORPORATION


                                   By: ________________________________
                                       Jeremy M. Levin, President


                                   _________________________________
                                   [Director]

                                                                       EXHIBIT A

                               [Date of Exercise]

Cadus Pharmaceutical Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591-6705

Attention:  Corporate Secretary

         Re: Stock Option

Dear Sir:

            I am the holder of a Stock Option granted to me by Cadus Pharmaceutical Corporation (the "Corporation"), pursuant to a Stock Option Agreement dated as of November 15, 1996, to purchase 12,000 shares of Common Stock of the Corporation ("Shares"). I hereby exercise such option with respect to __________ Shares, the total purchase price for which is $_________, and [I enclose a certified or bank cashier's or other acceptable check payable to the order of the Corporation in the amount of $______________, representing the total purchase price for the Shares] [I hereby elect to pay the purchase price by delivering to the Corporation __________ shares of Common Stock of the Corporation having a fair market value equal to $__________ from the Shares I am purchasing pursuant to the exercise of such option]. The certificate or certificates representing the Shares should be registered in my name and should be forwarded to me at ___________________________________.

            Please acknowledge receipt of the exercise of my stock option on the attached copy of this letter.

                                        Very truly yours,


                                        [Director]

RECEIPT ACKNOWLEDGED:

CADUS PHARMACEUTICAL CORPORATION


By: ________________________________